UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.  1)

                                  GENOIL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    371924101
                                 (CUSIP Number)

                                 August 31, 2008
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-06)

CUSIP No. 371924101
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Tyson Halsey, CFA
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    781,000
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           781,000
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     781,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.34%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN - HC
--------------------------------------------------------------------------------

CUSIP No. 371924101
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Halsey Advisory & Management, LLC
     13-4074361
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    24,804,727
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     24,804,727
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

     GENOIL, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     GENOIL, INC.
     2833 Broadmoor Blvd.
     Suite 120 Sherwood Park, Alberta
     Canada T8H 2H3

Item 2(a).  Name of Person Filing:

     Tyson Halsey CFA

Item 2(b).  Address of Principal Business Office, or if None, Residence:

     Tyson Halsey CFA
     117 Bounty Street
     Daniel Island, SC 29492

Item 2(c).  Citizenship:

     USA

Item 2(d).  Title of Class of Securities:

     Common Stock

Item 2(e).  CUSIP Number:

     371924101

Item 3. If this statement is filed pursuant to ss.ss240.13d-1(b), or 240.13d-2 (b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

      (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   |_|   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)   |_|   An investment adviser in accordance with ss.240.13d-1(b)(1)
                  (ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);

      (g)   |X|   A parent holding company or control person in accordance with
                  ss. 240.13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12U.S.C. 1813);

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 781,000

     (b)  Percent of class: 0.34%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 781,000

          (ii)  Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 781,000

          (iv)  Shared power to dispose or to direct the disposition of 0


Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

     N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8.  Identification and Classification of Members of the Group.

     N/A

Item 9.  Notice of Dissolution of Group.

     N/A

Item 10.  Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 1(a).  Name of Issuer:

     GENOIL, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     GENOIL, INC.
     2833 Broadmoor Blvd.
     Suite 120 Sherwood Park, Alberta
     Canada T8H 2H3

Item 2(a).  Name of Person Filing:

     Halsey Advisory & Management LLC

Item 2(b).  Address of Principal Business Office, or if None, Residence:

     Halsey Advisory & Management LLC
     117 Bounty Street
     Daniel Island, SC 29492

Item 2(c).  Citizenship:

     USA

Item 2(d).  Title of Class of Securities:

     Common Stock

Item 2(e).  CUSIP Number:

     371924101

Item 3. If this statement is filed pursuant to ss.ss240.13d-1(b), or 240.13d-2 (b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

      (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   |_|   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)   |X|   An investment adviser in accordance with ss.240.13d-1(b)(1)
                  (ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  ss. 240.13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12U.S.C. 1813);

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                                     Discretionary:     24,804,727
                                     Non Discretionary:
                                                        ----------
                         Total Shares as of 8/31/2008   24,804,727

     (b)  Percent of class:

                                     Discretionary:     11%
                                     Non Discretionary:

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 0

          (ii)  Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 0

          (iv)  Shared power to dispose or to direct the disposition of
                24,804,727


Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

     N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8.  Identification and Classification of Members of the Group.

     N/A

Item 9.  Notice of Dissolution of Group.

     N/A

Item 10.  Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 6, 2008

                                   By:  HALSEY ADVISORY & MANAGEMENT, LLC

                                        /s/ TYSON HALSEY
                                        ----------------------------
                                        Name:  Tyson Halsey
                                        Title: Managing Member


                                        /s/ TYSON HALSEY
                                        ----------------------------
                                        Name:  Tyson Halsey

                                   Exhibit A

                             JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the Schedule 13G (the "Statement") to which this Agreement is attached is being filed on behalf of the persons listed below. Each of the persons listed hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.


                                   By:  HALSEY ADVISORY & MANAGEMENT, LLC

                                        /s/ TYSON HALSEY
                                        ----------------------------
                                        Name:  Tyson Halsey
                                        Title: Managing Member


                                        /s/ TYSON HALSEY
                                        ----------------------------
                                        Name:  Tyson Halsey

                                   Exhibit B

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Tyson Halsey disclaims beneficial ownership as to all shares beneficially owned for Section 13(G) filing purposes by Halsey Advisory & Management, LLC as Investment Adviser.